EXHIBIT 99A

                  Century Financial Corporation

         1997 Non-Qualified Employee Stock Purchase Plan

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                 CENTURY FINANCIAL CORPORATION
         1997 NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN


1.   EFFECTIVE DATE AND PURPOSE OF THE PLAN
     --------------------------------------

     The effective date of the Century Financial Corporation 1997 Non-Qualified Employee Stock Purchase Plan (the "Plan") is January 1, 1997, or such later date as the common stock to be issued under the Plan is duly registered with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, whichever date is later.

     The purpose of the Plan is to encourage ownership of the Century Financial Corporation Common Stock by eligible employees of the Company, thereby enhancing employee interest in the continued success and progress of Century Financial Corporation. The Plan provides employees the opportunity to invest in such stock through payroll deductions.

2.   DEFINITIONS
     -----------

     For the purpose of this Plan, the following terms used in this document have the meanings as defined below:

     "Account" - - a separate account maintained by the Custodian for each Participant which reflects the number of full and fractional shares of Common Stock purchased under the Plan by such Participant.

     "Board"-- the Board of Directors of Century Financial
Corporation.

     "Business Day" - - a day on which there is trading on the NASDAQ exchange.

     "Committee" - - the Compensation Committee of the Board, or if no Compensation Committee exists, then the Executive Committee of the Board; however in all cases, only non-employee Directors of Century Financial Corporation shall comprise the Committee.

     "Common Stock" - - Century Financial Corporation common stock, par value of $.835 per share.

     "Compensation" - - the amount of a Participant's base wages, overtime, commissions, and cash bonuses, before giving effect to any compensation reductions made in connections with any plans described in Sections 401(k) or Section 125 of the Code.

     "Eligible Employee" - - an employee of the Corporation who is eligible to participate in the Plan in accordance with Section
3 of this Plan.

     "Entry Date" - - the first Business Day of each Purchase
Period.

     "Exchange Act" - - The Securities Exchange Act of 1934, as amended.

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     "Fair Market Value" - - the value of a share of Common Stock on any Business Day shall be the average of the high and low prices of Common Stock as published in the NASDAQ listing for such day; in the event that such prices are not published, the Fair Market Value of a share of Common Stock shall be determined by the Committee.

     "Participant" - - each Eligible Employee who has elected to have amounts deducted from his or her Compensation to participate in this Employee Stock Purchase Plan.

     "Purchase Date" - - the first Business Day after the end of each Purchase Period on which it is administratively possible to do the purchase, but no more than five business days after the end of each Purchase Period.

     "Purchase Period" - - each of the three-month periods ending on the last day of March, June, September and December. The initial Purchase Period of the Plan shall begin on January 1, 1997, and end on March 31, 1997.

     "Purchase Price" - - the Fair Market Value of a share of
Common Stock on the Entry Date.

3.  ELIGIBILITY
    -----------

    All active employees who have completed at least twelve (12) consecutive months of service are eligible to participate in the Plan unless, immediately after the Entry Date, the employee (or any other person whose stock would be attributed to the employee pursuant to section 424(d) of the Code) would own stock and/or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of Century Financial Corporation or subsidiaries thereof.

4.   PARTICIPATION
     -------------

     Participation in the Plan is voluntary. An eligible employee may elect to participate by completing an enrollment form (the Participant Enrollment and Election Form) and returning it to the Human Resources Department of Century Financial Corporation. The payroll deductions will start at the beginning of the next Purchase Period. The completed enrollment form must be received by the Human Resources Department of Century Financial Corporation no later than 15 days prior to the beginning of a Purchase Period except for the initial startup period of the Plan.

     Purchase Periods begin on January 1, April 1, July 1, and October 1 of each year so long as the Plan remains in effect. Once an employee enrolls, he/she will automatically continue participation in subsequent Purchase Periods on the same basis, unless he/she elects to change deduction amounts, withdraw, or becomes ineligible.

5.   COMMON STOCK AVAILABLE UNDER THE PLAN
     --------------------------------------

     The maximum number of shares of Common Stock which may be purchased under the Plan is 100,000, subject to adjustment in the event of any capital change by reason of any stock dividend or split, recapitalization, or merger in which Century Financial Corporation is the

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surviving entity, combination or exchange of shares or similar corporate change. In such an event, the number and type of shares of Century Financial Corporation which Participants may purchase under the Plan, will be adjusted, as appropriate, by the Board.

6.   PURCHASES OF COMMON STOCK
     -------------------------

     On the Purchase Date for each Purchase Period, whole and fractional shares computed to four decimal places will be purchased for each Participant with the accumulated Participant payroll deductions. The Purchase Price is the lesser of the Fair Market Value of a share of Common Stock on the Entry Date, or the Fair Market Value of a share of Common Stock on the Purchase Date of the Purchase Period. Additionally, service charges relating to the purchase of Common Stock under the Plan will be paid by the Company.

7.   INVESTING IN THE PLAN
     ---------------------

     Plan elections for payroll deductions must be in whole percentages or specific dollar amounts. The minimum deduction shall be $10.00 per pay period, and the maximum deduction shall be $150.00 per pay period.

     Payroll deductions are accumulated in non-interest bearing accounts until each Purchase Date.

     All dividends on shares acquired through the Plan will be reinvested in additional shares on the dividend payable date, under the terms of the current common stock Dividend Reinvestment Plan (a prospectus of the Dividend Reinvestment Plan is available upon request to Donald A. Benziger, Senior Vice President and Chief Financial Officer, Century Financial Corporation).

8.   LIMITATION ON PURCHASES
     -----------------------

     The Fair Market Value of Common Stock that a Participant has the right to Purchase under the Plan cannot exceed $4,000 in one calendar year. This limitation is based on calculating the Fair
Market Value at the Date of the Purchase Period.

9.   CHANGING PAYROLL DEDUCTIONS
     ---------------------------

     A participant's elected payroll deduction may be increased or decreased effective with the next Purchase Period. The form must be received by the Human Resources Department of Century Financial Corporation no later than fifteen (15) days prior to the next Purchase Period. Changes will not become effective during a Purchase Period.

     Participants may, however, cease deductions during a Purchase Period. If a Participant ceases deductions during a Purchase Period, the deductions already taken will be refunded to the Participant as soon as practicable. The Participant would not be eligible to participate again until the second Purchase Period after the one in which he/she withdrew. In order to rejoin the Plan, a new enrollment form must be submitted.

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10.  RIGHTS AS A STOCKHOLDER
     -----------------------

     From the initial Purchase Date of shares of Common Stock, and thereafter (unless and until the Participant sells the Common
Stock), the Participant shall have all the rights and privileges of a stockholder of Century Financial Corporation with the respect to the shares of Common Stock purchased by the Participant.

     Proxy information will be provided for each stockholders meeting, so that each Participant may have his/her full and fractional shares voted according to their instructions.

11.  ACCOUNTS
     --------

     Mellon Securities Trust Company has been appointed Recordkeeper for the Plan. The Recordkeeper will maintain an Account for each Participant. As shares of Common Stock are purchased at the end of each Purchase Period, each Participant's full and fractional shares will be held in his/her Account.

     Participants will receive an Account Statement, as soon as administratively possible after the end of each Purchase Period, which will include the number of full and fractional shares computed to four decimal places purchased for the Participant at the end of each Purchase Period, the total number of shares owned by the Participant under the Plan, the cost per share, and the current value of shares held.

12.  NO TRANSFER OF RIGHTS
     ---------------------

     The rights granted under the Plan may not be assigned or transferred under any circumstances.

13.  ADMINISTRATION
     --------------

     The Plan is administered by the Committee. The members of the Committee are not eligible to participate in the Plan. The Committee has the authority to interpret the Plan and to establish rules and regulations for its administration, and the decisions and interpretations of the Plan by the Committee shall be final, conclusive and binding upon all Participants. The Committee has the authority to delegate the day-to-day administration of the Plan.

14.  SELLING STOCK
     -------------

     Although the Plan is intended to provide Participants with an ownership interest in Century Financial Corporation as an investment, Participants may sell shares of Common Stock purchased under the Plan by completing and submitting the appropriate form to Chase Mellon Shareholder Services. Additionally, Participants will be responsible for any fees and commissions related to the sale. In addition, the employee shall be solely responsible for contacting the Human Resource Department for the purpose of terminating any payroll deduction arrangements.

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     Restrictions may apply to the resale of shares of Common
Stock by certain officers of the Company and those having similar responsibilities, who are subject to the SEC insider reporting and short-swing profit rules.


15.  AMENDMENTS
     ----------

     The Committee may make recommendations, from time to time, to amend the Plan in any respect; however, no amendment shall be deemed to be effective until such time as the amendment receives the requisite approval by the Board.

16.  TERMINATION OF THE PLAN
     -----------------------

     The Plan and all rights hereunder shall terminate on the earliest of:

     - the date on which the maximum number of shares of Common
Stock available for purchase under the Plan has been purchased;

     - the termination of the Plan by the Board;

     - the effective date of any consolidation or merger in which Century Financial Corporation is not the surviving entity, and exchange or conversion of outstanding shares of Century Financial Corporation for or into securities or another entity or other consideration, or any complete liquidation of Century Financial Corporation.

     Upon termination of the Plan, any shares in the Participant's account shall be delivered by the Custodian to the Participant or his/her legal representative as soon as practicable following such termination.

17.  LAWS AND REGULATIONS
     --------------------

     Notwithstanding any other provision of the Plan, the rights of Participants to purchase Common Stock hereunder shall be subject to compliance with all applicable Federal, state and foreign laws, rules and regulations and the rules of each stock exchange upon which the Common Stock is from time to time listed.

     The Plan and purchase of Common Stock hereunder shall be subject to additional rules and regulations, not inconsistent with the Plan, that may be promulgated from time to time by the Committee regarding purchases and sales of Common Stock.


18.  RETIREMENT OR DEATH OF PARTICIPANT
     ----------------------------------

     In the event of the Participant's retirement, any uninvested amount will be refunded to the Participant. Shares held in the Plan will be distributed in accordance with the Participant's instructions.

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     In the event of the Participant's death, dollars and shares in the Participant's account will be delivered to the beneficiary designated on the Participant's enrollment form. If none is listed, the dollars and shares will be delivered to the Participant's estate.

19.  TERMINATION OF EMPLOYMENT
     -------------------------

     In the event of the Participant's termination of employment, any uninvested amount will be refunded to Participant. Shares held in the Plan will be distributed in accordance with the Participant's instructions.

20.  EMPLOYMENT
     ----------

     The Plan shall not confer any rights of continued employment upon any employee of a Company.

21.  ADDITIONAL RESTRICTIONS OF RULE 16B-3
     -------------------------------------

     Persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3 of the Exchange Act or any successor provision. This Plan shall be deemed to contain such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions. In the event that Rule 16b-3 provides specific requirements for the administrators of plans of this type, the Plan shall only be administered by such body and in such a manner as to comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any Committee or person that is not "disinterested" as that term is used in Rule 16b-3.

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                             END
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